Exhibit 10.2

______________________________________________________________________________

ASSET PURCHASE AGREEMENT

by and between

TRANSGENOMIC, INC.

and

EDGE BIOSYSTEMS, INC.

Dated as of September 8, 2015

______________________________________________________________________________

TABLE OF CONTENTS

Page

SALE AND PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES	1
1.1Sale and Purchase of Assets    1
1.2Assumption of Liabilities    1
1.3Closing Transactions    2
1.4Allocation of the Purchase Price    2
1.5Nonassignable Contracts    3

CONDITIONS TO CLOSING	3
2.1Conditions to Buyer’s Obligations    3
2.2Conditions to Seller’s Obligations    4

REPRESENTATIONS AND WARRANTIES OF SELLER	4
3.1Organization and Corporate Power    5
3.2Subsidiaries    5
3.3Authorization; No Breach    5
3.4Consents    5
3.5Customers and Suppliers    6
3.6No Material Adverse Effect    6

1

3.7Absence of Certain Developments    6
3.8Property    6
3.9Purchased Assets    7
3.10Tax Matters    7
3.11Contracts and Commitments    8
3.12Intellectual Property    9
3.13Litigation    9
3.14Brokerage    10
3.15Employees    10
3.16Related Party Transactions    10
3.17Employee Benefit Plans    10
3.18Compliance with Laws; Permits; Certain Operations    11
3.19Environmental and Safety Matters    11
3.20Inventory    11

REPRESENTATIONS AND WARRANTIES OF BUYER	12
4.1Organization and Power    12

2

4.2Authorization; No Breach    12
4.3Consents    12
4.4Brokerage    12
4.5Litigation    12

INDEMNIFICATION	13
5.1Survivability; Limitation on Liability    13
5.2Indemnification by Seller    13
5.3Indemnification by Buyer    13
5.4Indemnification Procedure    13

ADDITIONAL AGREEMENTS	14
6.1Expenses    14
6.2Further Assurances    14
6.3Sales and Transfer Taxes    14
6.4Covenant not to Compete; Non-Solicitation Covenant    14
6.5Public Announcements    15
6.6Employees    15

3

6.7Cash Collections    16
6.8Seller Name    16
6.9Seller Intellectual Property    16
6.10Acknowledgment by Buyer    17

DEFINITIONS	17
7.1Definitions    17

MISCELLANEOUS	20
8.1Amendment and Waiver    20
8.2Knowledge Defined    20
8.3Notices    20
8.4Assignment    21
8.5Severability    21
8.6Captions and Headings    22
8.7Entire Agreement    22
8.8Counterparts    22
8.9Governing Law    22

4

8.10Waiver of Jury Trial    22
8.11No Strict Construction    22
8.12Equitable Remedies    23
8.13No Third-Party Beneficiaries    23
8.14Bulk Transfer Laws    23

5

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into on September 8, 2015, by and between TRANSGENOMIC, INC., a Delaware corporation (“Seller”), and EDGE BIOSYSTEMS, INC., a Maryland corporation (“Buyer”). Seller and Buyer may be referred to herein as a “Party” and collectively, as the “Parties.” Except as otherwise provided herein, capitalized terms used herein have the meanings set forth in Article VII.
WHEREAS, Seller is engaged in the business of manufacturing, marketing and selling high quality polymer and silica based beads and resin and chromatography columns (collectively, the “Business”);
WHEREAS, Buyer desires to acquire, and Seller desires to sell, substantially all of the assets of the Business and Buyer desires to assume, and Seller desires to assign, certain liabilities of the Business; and
WHEREAS, the Board of Directors of Seller and the Board of Directors of Buyer have each approved this Agreement, the transactions contemplated hereby, and the documents implementing all of same.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
SALE AND PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES
1.1    Sale and Purchase of Assets    .
(a)    Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, assign, transfer, convey and deliver to Buyer, all of Seller’s and its Affiliates’ right, title and interest in, under and to all of the property, rights, assets, contracts and claims of the Business (other than the Excluded Assets (as defined below)) set forth on SCHEDULE 1.1(A) (collectively, the “Purchased Assets”), free and clear of all Liens, other than Permitted Liens.
(b)    Excluded Assets. Notwithstanding the foregoing, the properties, rights, interests, assets, contracts and claims of Seller and its Affiliates set forth on SCHEDULE 1.1(B) (collectively, the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated by this Agreement and, as such, are not included in the Purchased Assets.
1.2    Assumption of Liabilities    .
(a)    Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, in addition to the Purchase Price and as additional consideration for the Purchased Assets, Buyer shall assume as of the Closing and shall pay, discharge or perform when due only the debts, obligations or liabilities of Seller and its Affiliates set forth on SCHEDULE 1.2(A) (collectively, the “Assumed Liabilities”).
(b)    Excluded Liabilities. Buyer shall not assume, be deemed to assume, take subject to, or in any way become liable for, any liabilities of Seller which are not Assumed Liabilities, including, but not limited to, Indebtedness, income tax liabilities and intercompany indebtedness between Seller and any Affiliate of Seller (all liabilities that are not Assumed Liabilities, collectively, the “Excluded Liabilities”).
1.3    Closing Transactions    .
(a)    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via the electronic exchange of documents and signatures, and shall be effective upon the execution of this Agreement by Buyer and Seller. The date and time of the Closing are referred to herein as the “Closing Date”.
(b)    Closing Deliveries. Subject to the conditions set forth in this Agreement, at the Closing:
(i)    At the Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds to the account designated by Seller, an amount equal to

$2,100,000 minus $190,000 (which is the amount mutually agreed upon by the parties to reflect Seller’s retention of the accounts receivable and accounts payable of the Business generated prior to September 1, 2015) (the “Purchase Price”);
(ii)    Seller shall convey all of the Purchased Assets to Buyer and shall deliver to Buyer such appropriately executed instruments of sale, transfer, assignment and conveyance (in the forms reasonably acceptable to Buyer) which are reasonably necessary to effect transfer to Buyer of good title to the Purchased Assets, free and clear of all Liens, other than Permitted Liens (collectively, the “Assignment Documents”); and
(iii)    Buyer shall assume the Assumed Liabilities by delivery of appropriately executed instruments of assumption to Seller (in the forms reasonably acceptable to Seller) that are reasonably necessary to effect the assumption by Buyer of the Assumed Liabilities (the “Assumption Documents”).
1.4    Allocation of the Purchase Price    . No later than 30 days following the Closing, Buyer shall deliver to Seller a schedule setting forth Buyer’s proposal for allocating the Purchase Price and the Assumed Liabilities among the Purchased Assets in accordance with Section 1060 of the Code. If Seller disagrees with such allocation schedule, the Parties shall work together in good faith to resolve such disagreement as promptly as practicable. Neither Buyer nor Seller, nor any of their respective Affiliates, shall take any position in any income tax return or income tax audit which is inconsistent with the agreed upon allocation unless required to do so by Applicable Law. Buyer and Seller shall exchange drafts of any information returns required by Section 1060 of the Code, and any similar state statute that is applicable, at least 45 days prior to filing such returns and shall discuss in good faith any modification suggested by the receiving Party.

1.5    Nonassignable Contracts    . To the extent that the assignment under this Agreement by Seller to Buyer of any Contract is not permitted or is not permitted without the consent of any other party to such Contract, this Agreement shall not be deemed to constitute an assignment of any such Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract, and Buyer shall assume no obligations or liabilities under any such Contract. SCHEDULE 1.5 sets forth a list of all Contracts related to the Business that will not be assigned to Buyer at Closing by virtue of the preceding sentence. In the event that any such consent is not obtained or such assignment is not permitted irrespective of consent and the Closing is consummated, Seller shall cooperate with Buyer following the Closing Date in any commercially reasonable arrangement (a “Contract Arrangement”) designed to provide Buyer with the rights and benefits (subject to the obligations) under any such Contract, including enforcement for the benefit of Buyer of any and all rights of Seller against any other party arising out of any breach or cancellation of any such Contract by such other party and, if requested by Buyer, acting as an agent on behalf of Buyer or as Buyer shall otherwise reasonably require; provided that Seller shall not be obligated to expend any funds in connection with such cooperation. In addition, Buyer shall perform Seller’s obligations under any such Contract and indemnify Seller for any and all Losses arising out of its failure to do so and, in the event it fails to perform such obligations, Seller’s obligations under this Agreement to cooperate with Buyer under, in or otherwise with respect to, any Contract Arrangement shall terminate.
ARTICLE II
CONDITIONS TO CLOSING
2.1    Conditions to Buyer’s Obligations    . Each of the following conditions has been satisfied or waived by Buyer:
(c)    Buyer has received copies of all releases from third parties of any and all Liens (other than Permitted Liens) relating to the Purchased Assets, which have been obtained by Seller;
(d)    Seller has received or obtained and delivered to Buyer copies of all third party and governmental consents, approvals or waivers relating to the items identified on SCHEDULE 3.4 (collectively the “Third-Party Approvals”);
(e)    no suit, action or other proceeding, or injunction or final judgment, order or decree relating thereto, is pending or threatened in writing before any court or arbitrator or any governmental or regulatory body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief (including rescission) in connection with the transactions contemplated by this Agreement; and
(f)    Seller has delivered to Buyer all of the following:

(i)    all books, records and other materials related to the Business, if not already located at the San Jose Facility (provided that Seller may keep a copy of such books, records and other materials);
(ii)    the Assignment Documents executed by a duly authorized officer of Seller;
(iii)    the Manufacturing Services Agreement to be entered into by and between Buyer and Seller (the “Manufacturing Services Agreement”), executed by a duly authorized officer of Seller;
(iv)    the Transition Services Agreement to be entered into by and between Buyer and Seller (the “Transition Services Agreement”), executed by a duly authorized officer of Seller; and
(v)    such Transaction Documents or instruments as are reasonably required to be delivered in order to effect the transactions contemplated by this Agreement executed by a duly authorized officer of Seller.
2.2    Conditions to Seller’s Obligations    . Each of the following conditions has been satisfied or waived by Seller:
(c)    no suit, action or other proceeding, or injunction or final judgment, order or decree relating thereto, is pending or threatened in writing before any court or arbitrator or any governmental or regulatory body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief (including rescission) in connection with the transactions contemplated by this Agreement; and
(d)    Buyer has delivered to Seller:
(i)    the Assumption Documents executed by a duly authorized officer of Buyer;
(ii)    the Manufacturing Services Agreement, executed by a duly authorized officer of Buyer;
(iii)    the Transition Services Agreement, executed by a duly authorized officer of Buyer;
(iv)    such Transaction Documents or instruments as are reasonably required to be delivered in order to effect the transactions contemplated by this Agreement executed by a duly authorized officer of Buyer; and
(v)    the Purchase Price as set forth in Section 1.3(b)(i).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller hereby represents and warrants to Buyer the following, except as expressly set forth in the disclosure schedule, arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, delivered by Seller to Buyer on the date of this Agreement (the “Disclosure Schedule”):
3.1    Organization and Corporate Power    . Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SCHEDULE 3.1 sets forth a list of each jurisdiction where Seller, with respect to the Business, is qualified to do business as a foreign corporation. Seller, with respect to the Business, has obtained and currently maintains all qualifications to do business as a foreign corporation in all jurisdictions in which the character of Seller’s properties or the nature of Seller’s activities require it to be so qualified, except where failure to do so would not materially and adversely affect the Business. Seller has all requisite corporate power and authority to own and sell or transfer the Purchased Assets.
3.2    Subsidiaries    . All subsidiaries of Seller, direct and indirect, are set forth on SCHEDULE 3.2. None of the subsidiaries listed on SCHEDULE 3.2 are operating subsidiaries or have any contracts, rights or other assets of any kind relating to the Business.
3.3    Authorization; No Breach    .
(a)    Seller has all requisite corporate power and authority to enter into and deliver this Agreement and the other agreements, instruments and certificates contemplated by this Agreement (collectively, the “Transaction Documents”). The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated by this Agreement and thereby have been duly authorized by Seller, and this Agreement and the Transaction Documents to which Seller is a party constitute the valid and binding obligations of Seller, enforceable in accordance with their respective terms (subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or effecting creditors’ rights and to general principles of equity).
(b)    Except as set forth on SCHEDULE 3.3(B) or except as would not materially and adversely affect the Business, the execution, delivery and performance of this Agreement and the Transaction Documents by Seller and the consummation of the transactions contemplated by this Agreement and thereby do not and shall not (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or modify or to accelerate any obligation under, or (v) require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or other governmental body, under the provisions of Seller’s certificate of incorporation or bylaws or any indenture, mortgage, lease, loan agreement or material Contract, understanding, commitment, instrument or other agreement by which Seller is bound, or any law, statute, rule or regulation to which Seller or the Purchased Assets are subject.
3.4    Consents    . Except as set forth on SCHEDULE 3.4, neither Seller nor any of its Subsidiaries or Affiliates is required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation or performance of any of the transactions contemplated by this Agreement or thereby.
3.5    Customers and Suppliers    . SCHEDULE 3.5 lists the fifteen (15) largest customers of the Business on the basis of revenues from goods sold for the twelve-month period ended June 30, 2015, and lists the ten (10) largest suppliers of the Business on the basis of cost of goods or services purchased for the twelve-month period ended June 30, 2015. Except as disclosed on SCHEDULE 3.5, no such customer or supplier has ceased, materially reduced or changed the terms of, or has threatened to cease, materially reduce or change the terms of, its purchases from or sale or provision of products or services to the Business, except for normal fluctuations in the ordinary course of business.
3.6    No Material Adverse Effect    . Since June 30, 2015, there has been no change, event or development that has had or would reasonably be expected to have a material adverse effect on the Business.
3.7    Absence of Certain Developments    . Since June 30, 2015, Seller has conducted the Business in the ordinary course of business consistent with past practice, and except as set forth on SCHEDULE 3.7, since June 30, 2015, Seller has not:
(a)    accelerated, terminated, modified or cancelled any Contract which is a Purchased Asset;
(b)    mortgaged, pledged or subjected the Purchased Assets to any Lien, except for Permitted Liens;
(c)    sold, leased, assigned or transferred any of its tangible assets with respect to the Business (including any inventory located at the San Jose Facility) or canceled without fair consideration any debts or claims owing to or held by it with respect to the Business, in each case except in the ordinary course of business;
(d)    suffered any damage, destruction, theft or casualty loss to its tangible assets, whether or not covered by insurance, with respect to the Business;

(e)    changed the manner in which it manages its current assets or current liabilities with respect to the Business; or
(f)    committed or agreed in writing to do any of the foregoing.
3.8    Property    .
(a)     Seller does not own any real property primarily used in connection with the Business.
(b)    The San Jose Facility is the only real property leased by Seller and used in connection with the Business. Seller has delivered or made available to Buyer a complete and accurate copy (including amendments) of the San Jose Lease. The San Jose Lease is a legal, valid and binding obligation of Seller and is in full force and effect with respect to Seller in accordance with its terms. Neither Seller, nor to Seller’s knowledge, the lessor under the San Jose Lease has repudiated any provision thereof. There are no material disputes, oral agreements, or forbearance programs in effect as to the San Jose Lease. Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the San Jose Lease. Neither Seller nor, to Seller’s knowledge, the lessor under the San Jose Lease is in default in any material respect thereunder. To Seller’s knowledge, there are no material defects in the physical or structural condition of the San Jose Facility and no material items of maintenance or repair are anticipated. The San Jose Facility and all utilities and services currently available at the San Jose Facility are sufficient for the conduct of the Business as currently conducted by Seller.
(c)    Seller has good and marketable title to all tangible personal property included in the Purchased Assets, and all of the Purchased Assets are free and clear of all Liens, other than Permitted Liens. All such tangible personal property included in the Purchased Assets is in good working condition (reasonable wear and tear excepted) and adequate for the purposes for which such assets and property are currently used or held for use.
3.9    Purchased Assets    .
(a)    Seller owns good title to or has a valid right to use all of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.
(b)    The Purchased Assets include all of the assets, whether tangible or intangible, real or personal, that are necessary to permit Buyer (i) to utilize the assets of the Business as currently utilized by Seller, and (ii) to conduct the Business as currently conducted by Seller, free and clear of all Liens, except for Permitted Liens.
3.10    Tax Matters    . Except as set forth on SCHEDULE 3.10: (a) Seller has timely filed all federal, state, local and foreign income, information and other Tax Returns which are required to be filed with respect to the Business or its activities, properties or employees; (b)

all such Tax Returns are true, complete and accurate in all material respects and such filings accurately reflect the Tax liabilities of Seller in all material respects; (c) all Taxes, assessments and other governmental charges imposed upon Seller with respect to the Business, or upon any of the assets, income or compensation to its employees relating to the Business, have been timely paid or, if not yet payable, will be timely paid and are adequately accrued in all material respects on Seller’s books and records; and (d) there are no outstanding, proposed or assessed Tax deficiencies, assessments or adjustments with respect to the Business or any assets or operations of Seller with respect to the Business. There is no claim, audit, action, suit, proceeding or investigation currently pending or, to Seller’s knowledge, threatened against or with respect to the Business, or any assets or operations of Seller with respect to the Business, in respect of any Tax matter. No claim has been made by any governmental body in a jurisdiction in which Seller does not file Tax Returns that Seller, with respect to the Business, is or may be subject to taxation by that jurisdiction. Seller has not waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to the assessment or collection of any Tax with respect to the Business, or any assets or operations of Seller with respect to the Business.
3.11    Contracts and Commitments    .
(a)    SCHEDULE 3.11 lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected, or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets:
(i)    all Contracts involving aggregate consideration in excess of $25,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than 180 days’ notice;
(ii)    all Contracts that relate to the sale of any of the Purchased Assets, other than in the ordinary course of business, for consideration in excess of $25,000;
(iii)    all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $100,000;
(iv)    except for agreements relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, all guarantees, bonds and letters of credit or other credit arrangements, including surety and performance bonds and similar documents, agreements or arrangements), in each case having an outstanding principal amount in excess of $25,000;
(v)    all Contracts between or among Seller on the one hand and any Affiliate of Seller on the other hand;

(vi)    all collective bargaining agreements or Contracts with any labor organization, union or association;
(vii)    all Contracts that contains a “most favored nations” clause or similar requirement to conform Contract terms to the terms of other Contracts;
(viii)    all Contracts limiting the freedom of the Business to compete in any line of business or in any geographic area or with any Person; and
(ix)    all joint venture agreements or partnership agreements related to the Business.
(b)    All of the Contracts set forth on SCHEDULE 3.11 are in full force and effect and are valid and binding upon and enforceable in accordance with their respective terms against Seller (subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or effecting creditors’ rights and to general principles of equity). Except as specifically set forth on SCHEDULE 3.11, (i) to Seller’s knowledge, no Contract or commitment disclosed on SCHEDULE 3.11 has been breached in any material respect by the other party thereto, or cancelled by the other party thereto, and (ii) Seller has performed all material obligations under the contracts listed on SCHEDULE 3.11 required to be performed by Seller as of the date hereof and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default by Seller.
(c)    Seller has delivered or made available to Buyer a true and correct copy of all Contracts which are referred to on SCHEDULE 3.11, together with all amendments, exhibits, attachments, waivers or other changes thereto.
3.12    Intellectual Property    .
(a)    SCHEDULE 3.12(A) sets forth a complete and correct list of all of the following that are owned by Seller and used in the Business: patented or registered Intellectual Property and pending patent applications and other applications for registration of Intellectual Property; all material unregistered trademarks, service marks, trade names, corporate names, logos, slogans and Internet domain names; all material unregistered copyrights; computer software (other than commercially-available, off-the-shelf software purchased or licensed for a total cost of less than $10,000) and all licenses or similar agreements or arrangements to which Seller is a party, either as licensee or licensor, for the Intellectual Property (excluding licenses for unmodified, commercially-available, off-the-shelf software purchased or licensed for a total cost of less than $10,000).
(b)    Except as set forth on SCHEDULE 3.12(B):

(i)    Seller owns or has the right to use all of the Intellectual Property listed on SCHEDULE 3.12(A), free and clear of all Liens, and Buyer will acquire at the Closing good and marketable title to, or the right to use, all of the Intellectual Property listed on SCHEDULE 3.12(A), free and clear of all Liens.;
(ii)    To Seller’s knowledge, no Person is infringing, misappropriating or otherwise violating any of the Intellectual Property listed on SCHEDULE 3.12(A); and
(iii)    The conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person. Seller has not received any demand, claim or notice from any Person with respect to any of the Intellectual Property listed on SCHEDULE 3.12(A) which challenges the ownership, validity or enforceability of such Intellectual Property.
(c)    Notwithstanding anything to the contrary in this Agreement, this Section 3.12 and Section 3.13 constitute the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.
3.13    Litigation    . Except as set forth on SCHEDULE 3.13, there are no:
(a)    actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s knowledge, threatened against or by Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or
(b)    outstanding governmental orders, nor are there any unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets.
3.14    Brokerage    . Except as set forth on SCHEDULE 3.14, no person is entitled to any brokerage commission, finders’ fee or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or any of its Affiliates.
3.15    Employees    . SCHEDULE 3.15 sets forth a list of the names, classification, and current compensation levels (including bonus opportunities and commission rates) of each of the employees primarily employed in the conduct of the Business (the “Business Employees”) as of the Closing Date. To Seller’s knowledge, no key executive officer or group of employees of the Business has any plans to terminate their employment. Seller has complied in all material respects with all Applicable Laws relating to the employment of labor, including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes relating to the Business. There are no claims, actions, proceedings or investigations pending or, to Seller’s knowledge, threatened against Seller with respect to or by any Business Employee or former employee of the Business. Seller has not experienced any strikes, grievances, unfair labor practices claims, collective bargaining disputes or other labor relations problems. To Seller’s knowledge, no organizational effort presently has been made or threatened by or on behalf of any labor union with respect to employees of the Business.
3.16    Related Party Transactions    . Except as set forth on SCHEDULE 3.16, for the 12 months preceding the date hereof, no officer, director, employee, stockholder or Affiliate of Seller or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns at least a 10% beneficial interest, is a party to any contract or agreement with Seller or has any interest in any Purchased Asset.
3.17    Employee Benefit Plans    .
(a)    SCHEDULE 3.17 sets forth all employee benefit plans, profit-sharing, deferred compensation, bonus, commission, severance or retention bonus, stock option, stock purchase, vacation pay, holiday pay, pension, retirement plans, medical or other compensation or benefit arrangements maintained or contributed to or required to be contributed to by Seller or any of its Affiliates with respect to the Business for the benefit of the Business Employees (or former employees of the Business) and/or their beneficiaries (each, a “Benefit Plan” and collectively, “Benefit Plans”).
(b)    Seller delivered or made available to Buyer true and complete copies of all documents pertaining to all Benefit Plans. Seller does not maintain, or contribute to, any Benefit Plans other than those set forth on SCHEDULE 3.17.
(c)    Each Benefit Plan complies with the provisions of, and has been administered in compliance with, the provisions of ERISA and all other Applicable Laws. Without limiting the generality of the foregoing, no “prohibited transaction” (as such term is defined in Section 4975 of the Code, or in Part 4 of Subtitle B of Title I of ERISA) has occurred with respect to any Benefit Plan that could result in the imposition of Taxes or penalties, and Seller has made any and all contributions to, and payments under, any Benefit Plan that it was required to make pursuant to the terms of such Benefit Plan or pursuant to Applicable Law. With respect to the Business, Seller has no accumulated funding deficiency (as defined in Section 412 of the Code). There is no pending or, to Seller’s knowledge, threatened legal action, proceeding or investigation against or involving any Benefit Plan.
3.18    Compliance with Laws; Permits; Certain Operations    . Except as set forth on SCHEDULE 3.18:
(a)    Seller has complied in all material respects with all Applicable Laws relating to the operation of the Business or the ownership and use of the Purchased Assets, and no notices have been received by, and no claims have been filed against, Seller alleging a violation of any such laws, ordinances, rules, requirements or regulations; and
(b)    SCHEDULE 3.18(B) sets forth all material permits, licenses, certificates, accreditations or other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the Business. Seller holds, and is in compliance in all material respects with all terms and conditions of, the required permits, licenses, certificates, accreditations and authorizations set forth on SCHEDULE 3.18(B).
3.19    Environmental and Safety Matters    . Seller is in compliance in all material respects with, and Seller has no material liability under, any Applicable Law relating to the release, storage, generation, use, manufacture, treatment, deposit or disposal of any hazardous or toxic substance, material or waste (“Environmental Laws”) relating to the Business. There are no consent decrees, consent orders, judgments, judicial administrative orders or Liens against Seller relating to Environmental Laws which regulate, obligate or bind the Purchased Assets, the Business or, with respect to the Purchased Assets or the Business, Seller. There are no existing or pending or, to the knowledge of Seller, threatened claims, suits, orders, actions, lawsuits, legal proceedings or other proceedings based on, and neither Seller nor any of its officers or directors has directly or indirectly received any formal or informal notice of any claims relating to Environmental Laws against the Purchased Assets, the Business or, with respect to the Purchased Assets or the Business, Seller, or any Person or entity whose liability for any claims Seller has assumed or retained either contractually or by operation of law arising under Environmental Laws. There has been no storage or release by Seller of any hazardous or toxic substance, material or waste in violation of Environmental Laws at any of the facilities owned, operated or leased by Seller in connection with the Business, nor any property formerly owned, operated or leased by Seller in connection with the Business during the period of such ownership, operation or tenancy. To Seller’s knowledge, the San Jose Facility is not contaminated with any hazardous or toxic substance, material or waste. Seller has made available to Buyer all environmental studies and investigations completed with respect to Purchased Assets, the Business or the San Jose Facility that are in the possession or control of Seller or any of its Affiliates.
3.20    Inventory    . The inventory included in the Purchased Assets (i) is in good and marketable condition, and (ii) consists of a quality and quantity usable and saleable in the ordinary course of business.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Buyer hereby represents and warrants to Seller as follows:

4.1    Organization and Power    . Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.
4.2    Authorization; No Breach    .
(c)    Buyer has all requisite corporate power and authority to enter into and deliver this Agreement and the other agreements, instruments and certificates contemplated by this Agreement. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated by this Agreement and thereby have been duly authorized by Buyer, and this Agreement and the Transaction Documents to which Buyer is a party constitute the valid and binding obligations of Buyer, enforceable in accordance with their respective terms (subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or effecting creditors’ rights and to general principles of equity).
(d)    Except as would not materially and adversely affect Buyer, the execution, delivery and performance of this Agreement and the Transaction Documents by Buyer and the consummation of the transactions contemplated by this Agreement and thereby do not and shall not (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or modify or to accelerate any obligation under, or (v) require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or other governmental body, under the provisions of Buyer’s certificate of incorporation, bylaws or any indenture, mortgage, lease, loan agreement or material Contract, understanding, commitment, instrument or other agreement by which Buyer is bound, or any law, statute, rule or regulation to which Buyer is subject.
4.3    Consents    . Neither Buyer nor any of its Subsidiaries or Affiliates is required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation or performance of any of the transactions contemplated by this Agreement or thereby.
4.4    Brokerage    . No person is entitled to any brokerage commission, finders’ fee or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or any of its Affiliates.
4.5    Litigation    . There are no material actions, suits, proceedings, orders or investigations pending or, to Buyer’s knowledge, threatened in writing against Buyer or its Subsidiaries at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer’s performance under this Agreement or any of the Transaction Documents or the consummation of the transactions contemplated by this Agreement or thereby.

ARTICLE V
INDEMNIFICATION
5.1    Survivability; Limitation on Liability    . The representations and warranties contained in Article III and Article IV of this Agreement shall survive the Closing and remain in full force and effect until the twelve- (12-)month anniversary of the Closing, at which time such representations and warranties will terminate; provided, however, that the representations and warranties contained in Section 3.1 (Organization and Corporate Power), Section 3.3(a) (Authorization; No Breach), Section 3.9 (Purchased Assets), Section 3.14 (Brokerage), Section 4.1(Organization and Power), Section 4.2(a) (Authorization; No Breach) and Section 4.4 (Brokerage) shall survive the Closing until the expiration of the applicable statute of limitations. All covenants and agreements of the Parties contained in this Agreement shall survive the Closing until 60 days following the expiration of the applicable statute of limitations relating to such matters. Any claim that has been asserted by Buyer or Seller, as applicable, prior to the termination of the survival period applicable to such claim shall survive until fully and finally resolved. Notwithstanding anything herein to the contrary, each Party’s total cumulative liability in connection with any breach of any representation or warranty contained in this Agreement will not exceed $150,000 and each Party’s total cumulative liability in connection with any breach of any covenant will not exceed the Purchase Price actually received by Seller. One or more claims will not enlarge this limit.
5.2    Indemnification by Seller    . Seller shall indemnify, defend and hold harmless Buyer and its officers, directors, employees and agents from and against all Losses arising out of or resulting from (a) any product liability claims arising out of the operation of the Business by Seller prior to the date hereof, (b) Seller’s (including by its officers, directors, employees or agents) breach of Applicable Law or fraud, (c) Seller’s breach of the representations and warranties included in Article III or breach or nonfulfillment of any covenant made by Seller herein, (d) Seller’s willful misconduct, or (e) the Excluded Liabilities.
5.3    Indemnification by Buyer    . Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, employees and agents from and against all Losses arising out of or resulting from (a) Buyer’s (including by its officers, directors, employees or agents) breach of Applicable Law or fraud, (b) Buyer’s breach of the representations and warranties included in Article IV or breach or nonfulfillment of any covenant made by Buyer herein, (c) Buyer’s willful misconduct, or (d) the Assumed Liabilities.
5.4    Indemnification Procedure    . The indemnified Party shall promptly notify the indemnifying Party in writing of any action, claim, suit, litigation, complaint, charge or proceeding for which the indemnified Party is seeking indemnification under this Agreement (each, an “Action”) and shall cooperate with the indemnifying Party at the indemnifying Party’s sole cost and expense. The indemnifying Party shall immediately take control of the defense and investigation of any Action brought by a third party and shall employ counsel reasonably acceptable to the indemnified Party to handle and defend the same, at the indemnifying Party’s sole cost and expense. The indemnifying Party shall not settle any Action brought by a third party in a manner that adversely affects the rights of any indemnified Party without the indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The indemnified Party’s failure to perform any obligations under this Article V shall not relieve the indemnifying Party of its obligation under this Article V except to the extent that the indemnifying Party can demonstrate that it has been materially prejudiced as a result of the failure. The indemnified Party may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1    Expenses    . Except as otherwise specifically provided for herein, the Parties shall pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of their obligations under this Agreement and the consummation of the transactions contemplated by this Agreement.
6.2    Further Assurances    . Seller and Buyer shall execute and deliver such further instruments of conveyance and transfer and take such additional actions as the other Party may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets, the assumption by Buyer of the Assumed Liabilities and the conduct by Buyer of the Business (including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations and consents necessary in connection therewith). Without limiting the generality of the foregoing, Seller and Buyer agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local and other Tax Returns with respect to the Business; provided that each Party shall reimburse the other Party for such other Party’s reasonable out-of-pocket expenses in connection therewith.
6.3    Sales and Transfer Taxes    . Buyer and Seller shall each pay one-half of any Taxes, including sales taxes, transfer taxes, documentary charges, recording fees or similar taxes, or governmental charges or fees, that may become due and payable in connection with the transfer of the Purchased Assets to Buyer or in connection with any other transaction contemplated by this Agreement.
6.4    Covenant not to Compete; Non-Solicitation Covenant    .
(g)    For the period beginning on the date of this Agreement and ending on the five-year anniversary of the date of this Agreement, Seller shall not, and Seller shall not permit any of its Affiliates or any successor in interest or assignee of Seller or any of its Affiliates to, directly or indirectly, (x) engage, or take steps to engage, in the Business or engage in any business that competes with the Business using similar products and services, or (y) encourage or induce any customer of, or supplier to, the Business to cease doing business, reduce the level of business, or materially change the terms on which it does business with, Buyer or any of its Affiliates with respect to the Business. For the purposes of the foregoing, Seller shall not be in breach of this Section 6.4(a) by reason of: (i) the beneficial ownership of less than 10% of another entity, or (ii) any activities conducted pursuant to the Manufacturing Services Agreement.
(h)    For the period beginning on the date of this Agreement and ending on the two-year anniversary of the date of this Agreement, except as Buyer may otherwise agree in writing, Seller shall not, and shall not permit any of its Affiliates or any successor in interest or assignee of Seller or any of its Affiliates to, directly or indirectly (i) request, induce or attempt to influence any Business Employee to terminate his or her employment with the Business, (ii) attempt to dissuade any Business Employee from continuing such employment, or (iii) solicit the employment of, or make or extend any offer of employment to, any Business Employee; provided, however, that nothing in this Section 6.4(b) shall restrict or preclude Seller or any of its Affiliates from making generalized searches for employees by the use of advertisements in the media (including trade media) or by engaging search firms that are not instructed to solicit Business Employees.
(i)    If any court of competent jurisdiction determines that a specified time period or a specified business limitation in this Section 6.4 is deemed to be too long or too broad to be enforceable under Applicable Law, then Seller agrees that (i) this Agreement shall be read to restrict Seller and its Subsidiaries, Affiliates and any successor in interest or assignee of Seller to such lesser period of time or business limitation as may be deemed by such court to be enforceable and (ii) such court may enforce this Agreement as so modified against Seller.
6.5    Public Announcements    . Buyer and Seller shall cooperate in good faith to jointly prepare all press releases or public statements regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or statement without the prior approval of the other, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or the rules and regulations of the Securities and Exchange Commission. In the event that any such press release or other public disclosure shall be required by Applicable Law, the party seeking to make such disclosure shall consult in good faith with the other party with respect to the form and substance of such release or other disclosure prior to the public dissemination thereof if time permits and if such consultation is permitted by Applicable Law. Following any approved press release or other public disclosure, no such approval shall be required for any further press release or other public disclosure that is consistent with such prior press release or other public disclosure.

6.6    Employees    . At or prior to the Closing, Buyer shall offer employment to each of the Business Employees. Such offers of employment shall be subject to the consummation of the transactions contemplated hereby and shall provide for employment with Buyer to commence on the day following the Closing. Nothing herein shall be construed or interpreted to impose on Buyer any obligation for the continuation of employment of any Business Employee for any period of time following the Closing or any limitation on Buyer’s ability to modify any compensation or benefits provided to any Business Employee. Seller shall be responsible for, and shall pay in accordance with Applicable Law all wages and salaries of the Business Employees through the close of business on the Closing Date, including for accrued vacation pay and other paid time off; provided, however, that Buyer shall be required to reimburse Seller for certain of such amounts as follows:(A) no later than 30 days following the Closing, Seller shall deliver to Buyer a schedule setting forth (i) the amount equal to the wages and salaries of the Business Employees paid by Seller for the period beginning on September 1, 2015 through the close of business on the Closing Date and (ii) the amount, if any, equal to the accrued vacation pay and other paid time off of the Business Employees through the close of business on the Closing Date paid out by Seller (the sum of the amounts set forth in clause (i) and clause (ii), the “Reimbursement Amount”), and (B) no later than 15 days following the receipt of such schedule by Buyer, Buyer shall pay to Seller the Reimbursement Amount by check or wire transfer of immediately available funds.
6.7    Cash Collections    . To the extent that Seller or any of its Affiliates receive any payments after the Closing that belong to the Business, Seller shall deliver and pay over such payments to Buyer by wire transfer as promptly as may be practicable but in any event no later than by the close of business on the fourth business day after receipt thereof. Similarly, to the extent Buyer receives any payments after the Closing that belong to Seller or any of its Affiliates, Buyer shall deliver and pay over such payments to Seller by wire transfer as promptly as may be practicable but in any event no later than by the close of business on the fourth business day after receipt thereof by Buyer.
6.8    Seller Name    . Buyer may continue to use the name “Transgenomic” in the same manner in which such name was historically used by Seller in the Business for a period of two months following the Closing Date (including references to the Business as “formerly Transgenomic”); provided that Buyer (i) may continue to use existing stocks of product packaging, promotional materials, stationery, purchase orders, invoices, receipts or similar documents that may contain the name “Transgenomic” until exhausted so long as Buyer affixes to each such product it ships a label (at least 1” by 2” in size) that includes Buyer’s name and indicates that the ownership of the Business has changed to Buyer, and (ii) shall not be obligated to remove any references to “Transgenomic” from any archived materials (e.g., historical press releases) available on any website. Buyer shall remove any reference to the name “Transgenomic” from the San Jose Facility and all signs and vehicles that are used by or in connection with the Business as soon as reasonably practicable.

6.9    Seller Intellectual Property    . Seller hereby grants Buyer, a non-exclusive, perpetual, royalty-free, worldwide license to the Intellectual Property owned by Seller as of the date hereof which has been used by Seller for the manufacture, marketing, use and sale of performance liquid chromatography columns which are used solely for protein or RNA separation (the “RNA Columns”), solely to manufacture, use, and sell RNA Columns, which license may be transferred to any purchaser of Buyer’s business of making RNA Columns, regardless of the form of the transaction in which such purchaser acquires such business. For clarity, the forgoing license is inapplicable to the extent any of the forgoing RNA Columns are used for any purpose other than protein or RNA separation, or are marketed for any use other than protein or RNA separation. During the Term of the Manufacturing Services Agreement, Buyer agrees to sell the RNA Columns to Seller at 40% of Buyer’s list price of the RNA Columns, as amended from time to time in Buyer’s sole discretion, pursuant to the terms and conditions of the Manufacturing Services Agreement. This provision shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
6.10    Acknowledgment by Buyer    . Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of Seller and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of Seller expressly and specifically set forth in this Agreement, including the Disclosure Schedule. SUCH REPRESENTATIONS AND WARRANTIES BY SELLER CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF SELLER) ARE SPECIFICALLY DISCLAIMED BY SELLER.
ARTICLE VII
DEFINITIONS
7.1    Definitions    . Whenever used in this Agreement, the following terms and phrases have the following respective meanings:
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition,

“control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Agreement” has the meaning set forth in the Preamble of this Agreement.
“Applicable Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, award, decree, other requirement or rule of law of any federal, state, local or foreign government or political subdivision thereof, or any arbitrator, court or tribunal of competent jurisdiction.
“Assignment Documents” has the meaning set forth in Section 1.3(b)(ii).
“Assumed Liabilities” has the meaning set forth in Section 1.2(a).
“Assumption Documents” has the meaning set forth in Section 1.3(b)(iii).
“Benefit Plan” has the meaning set forth in Section 3.17(a).
“Business” has the meaning set forth in the Recitals of this Agreement.
“Business Employees” has the meaning set forth in Section 3.15.
“Buyer” has the meaning set forth in the Preamble of this Agreement.
“Closing” has the meaning set forth in Section 1.3(a).
“Closing Date” has the meaning set forth in Section 1.3(a).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as reflected in the provisions of sections 601 through 609 of the Employee Retirement Income Security Act of 1974, as amended, and any regulations or rules issued pursuant thereto, and Section 4980B of the Code, and any regulations or rules issued pursuant thereto.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contract Arrangement” has the meaning set forth in Section 1.5.
“Contracts” means, with respect to any Person, any legally binding contracts, leases, licenses, supply and distribution agreements, sales and purchase agreements and orders, confidentiality agreements, insurance policies, deeds, mortgages, guaranties, indentures, undertakings, arrangements or understandings and contracts and other commitments, documents and agreements and business arrangements.

“Disclosure Schedule” has the meaning set forth in the Preamble to Article III.
“Environmental Laws” has the meaning set forth in Section 3.19.
“Excluded Assets” has the meaning set forth in Section 1.1(b).
“Excluded Liabilities” has the meaning set forth in Section 1.2(b).
“GAAP” has the meaning set forth in Section 1.4(a).
“Indebtedness” means, without duplication, all obligations of Seller for borrowed money and any accrued interest, prepayment premiums or penalties related thereto.
“Intellectual Property” means (a) foreign and domestic patents and patent applications and inventions, (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate or company names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) registered copyrights and copyrightable works (both foreign and domestic) and registrations and applications for registration thereof, (d) computer software, data, data bases and documentation thereof, including rights to third party software used in the Business (excluding “shrink wrap” software and other software that can generally be purchased commercially for less than $10,000 per user), (e) Know How and (f) other confidential information, including financial and marketing plans and customer and supplier lists and information.
“Know-How” means all technical and other information, data, methods, inventions (whether patentable or not and whether or not reduced to practice), processes, formulae, trade secrets and similar proprietary rights and other know-how and trade secret rights arising under any law anywhere in the world.
“Liens” means liens, security interests, charges or encumbrances.
“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees; provided that Losses shall not include any special, exemplary or punitive damages or lost profits relating to a breach or alleged breach of this Agreement.
“Manufacturing Services Agreements” has the meaning set forth in Section 2.1(d)(iii).
“Party” or “Parties” has the meaning set forth in the Preamble of this Agreement.
“Permitted Liens” means (a) Liens for taxes or governmental assessments, charges or claims the payment of which is not yet due; (b) statutory liens of landlords and liens of carriers,

warehousemen, mechanics, materialsmen and other similar Persons arising in the ordinary course of business which are not yet due; (c) Liens incurred in the ordinary course of business; and (d) Liens that do not have an adverse effect on or otherwise impair the value or current use of the Purchased Assets.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
“Purchase Price” has the meaning set forth in Section 1.3(b)(i).
“Purchased Assets” has the meaning set forth in Section 1.1(a).
“Reimbursement Amount” has the meaning set forth in Section 6.6.
“RNA Columns” has the meaning set forth in Section 6.9.
“San Jose Facility” means that certain real property located at 2032 Concourse Drive, San Jose, California 95131.
“San Jose Lease” means that certain Lease, dated as of June 1, 2010, between Chang Income Property Partnership, LP, and Seller for the San Jose Facility.
“Seller” has the meaning set forth in the Preamble of this Agreement.
“Subsidiary” means, with respect to any Person, any other Person (a) of which the initial Person directly or indirectly owns or controls more than 50% of the voting equity interests or has the power to elect or direct the election of a majority of the members of the governing body of such Person, or (b) which is required to be consolidated with such Person under United States generally accepted accounting principles.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.
“Tax Return” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Transaction Documents” has the meaning set forth in Section 3.3(a).
“Transition Services Agreement” has the meaning set forth in Section 2.1(d)(iv).
ARTICLE VIII
MISCELLANEOUS
8.1    Amendment and Waiver    . This Agreement may be amended, or any provision of this Agreement may be waived, so long as any such amendment or waiver is set forth in a writing executed by Buyer, on the one hand, and Seller, on the other hand. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.
8.2    Knowledge Defined    . For purposes of this Agreement, the terms “to Seller’s knowledge,” “to the knowledge of Seller” or words of similar meaning as used herein shall mean the actual knowledge of Paul Kinnon and Ron Jones, without giving effect to any imputed knowledge.
8.3    Notices    . All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by facsimile, upon confirmation of transmission by facsimile, in each case to the parties at the following addresses:

Notices to Seller:
Transgenomic, Inc.
12325 Emmet Street,
Omaha, Nebraska 68164
Attn: Chief Executive Officer
Facsimile: (402) 452-5401
with a copy to (which shall not constitute notice to Seller):
Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA 94304
Attention: Jeffrey T. Hartlin, Esq.
Facsimile: (650) 320-1904
Notices to Buyer:
Edge BioSystems, Inc.
c/o StoneCalibre, LLC
2029 Century Park East, Suite 2070
Los Angeles, CA 90067
Attn:     Brian M. Wall
Facsimile: (310) 706-4203
with a copy to (which shall not constitute notice to Buyer):
Morgan, Lewis & Bockius LLP
600 Anton Blvd, Suite 1800
Costa Mesa, CA 92626
Attn:     James W. Loss
Facsimile: (714) 830-0726
8.4    Assignment    . This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that, except as expressly provided in Section 6.9, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated by Buyer without the prior written consent of Seller; provided that Buyer shall have the right to make a collateral assignment of its rights and interests under this Agreement to any lender.
8.5    Severability    . Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
8.6    Captions and Headings    . The captions and headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or heading had been used in this Agreement.
8.7    Entire Agreement    . This Agreement, including the schedules attached to this Agreement and other documents referred to herein, and the confidentiality provisions of the nondisclosure agreement signed by the Parties on June 3, 2014, contain the entire understanding of the Parties with respect of their subject matter and supersede all prior and contemporaneous agreements and understandings, oral and written, between the Parties with respect to such subject matter.
8.8    Counterparts    . This Agreement may be executed in one or more counterparts, including electronically transmitted counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.
8.9    Governing Law    . The law of the State of Delaware shall govern all questions concerning the construction, validity, interpretation and enforceability of this agreement and the schedules to this Agreement, and the performance of the obligations imposed by this agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The venue for any action arising out of or in connection with this Agreement shall be a court of appropriate jurisdiction in Wilmington, Delaware.
8.10    Waiver of Jury Trial    . EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES EACH HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.11    No Strict Construction    . The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their collective mutual intent, and no rule of strict construction shall be applied against any Person. The term “including” as used herein shall be by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein.
8.12    Equitable Remedies    . Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.
8.13    No Third-Party Beneficiaries    . This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give any Person (other than the Parties and such assigns) any legal or equitable rights under this Agreement.
8.14    Bulk Transfer Laws    . Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to Buyer.
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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.
BUYER:
EDGE BIOSYSTEMS, INC.,
a Maryland corporation

By: /s/ Brian M. Wall
Name:     Brian M. Wall
Title:     President

SELLER:
TRANSGENOMIC, INC.,
a Delaware corporation

By: /s/ Paul Kinnon
Name:     Paul Kinnon
Title: President and Chief Executive Officer

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